ATLANTIC AMERICAN CORPORATION ANNOUNCES OFFERING OF TRUST PREFERRED SECURITIES

ATLANTA, Georgia, December 6, 2002 - Atlantic American Corporation (Nasdaq- AAME) today announced that on December 4, 2002, through a newly-formed, wholly-owned subsidiary, Atlantic American Statutory Trust I, it completed the private issuance of $17.5 million aggregate amount of floating rate capital securities, as part of a pooled transaction that involved various other insurance companies. Net proceeds to the Company were approximately $17 million of which $12 million was used to repay existing bank debt. The balance of the proceeds is to be used for general corporate purposes including the provision of additional capital to the subsidiary insurance companies. The securities issued have a floating rate of interest, currently 5.42%, and have a stated term of 30 years, although they may be redeemed in whole or in part, after five years at the option of the Company.

The floating rate capital securities have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy such securities and is issued pursuant to Rule 135c under the Securities Act of 1933.

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, property and casualty insurance industries. Its principal subsidiaries include American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company, Georgia Casualty & Surety Company, Association Risk Management General Agency, Association Casualty Insurance Company and Self-Insurance Administrators, Inc.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties. Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation has filed with the Securities and Exchange Commission.

For further information contact:

John G. Sample, Jr.
Senior Vice President and Chief Financial Officer
Atlantic American Corporation
404-266-5501